Exhibit 3.11.3

LIMITED LIABILITY COMPANY AGREEMENT

OF

ET BERKSHIRE, LLC

A Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of ET BERKSHIRE, LLC (the “Company”), dated and effective as of the 24th day of January, 2001, is executed this day by the undersigned to form a limited liability company under the laws of the State of Delaware for the purposes and upon the terms and conditions hereinafter set forth.

RECITALS

1. WHEREAS, ELDERTRUST OPERATING LIMITED PARTNERSHIP (“Member”) is the only member of the Company.

2. WHEREAS, the Member desires that this Agreement be, and hereby is, the sole governing document of the Company.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Whenever used in this Agreement the following terms shall have the meanings respectively assigned to them in this Article I unless otherwise expressly provided herein or unless the context otherwise requires:

Act: “Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended from time to time.

Affiliate: “Affiliate” of another Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such other Person.

Agreement: “Agreement” shall mean this Limited Liability Company Agreement of the Company as the same may be amended or restated from time to time in accordance with its terms.

Asset Transfer Agreement: “Asset Transfer Agreement” shall mean that certain Asset Transfer Agreement, by and between Berks Nursing Homes, Inc. and ET Sub-Berkshire Limited Partnership.

Bankruptcy: “Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. With respect to the Members, the foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

Code: “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company: “Company” shall mean ET BERKSHIRE, LLC, a Delaware limited liability company formed pursuant to the Act and this Agreement.

Dispose, Disposing or Disposition: “Dispose,” “Disposing” or “Disposition” shall mean a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance (including, without limitation, by operation of law), or any act thereof.

Independent Director: “Independent Director” shall mean a natural person serving on the board of directors of the Independent Member who is not at the time of admission and has not been at any time during the preceding five (5) years: (i) a stockholder, director, officer, employee or partner of the Company, ElderTrust Operating Limited Partnership or any Affiliate of either of them; (ii) a person having any direct financial interest in the Company, or in any Affiliate of the Company; (iii) a customer, supplier or other person who derives more than 10% of its purchases or revenues from its activities with the Company, ElderTrust Operating Limited Partnership or any Affiliate of either of them; (iv) a person controlling or under common control with any such stockholder, director, officer, employee, partner, customer, supplier or other person; or (v) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other person. As used herein, the following term shall have the following meanings: “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise; “person” means a natural person, corporation or other entity, government, or political subdivision, agency, or instrumentality of a government. Notwithstanding the foregoing, an Independent Director may serve in similar capacities for other “special purpose” entities formed by ElderTrust Operating Limited Partnership or any Affiliate thereof.

Independent Member: “Independent Member” shall mean a member of the Company who is not at the time of admission and has not been at any time during the preceding five (5) years: (i) a stockholder, director, officer, employee or partner of the Company, a Member, ElderTrust Operating Limited Partnership or any Affiliate of any of them; (ii) a person having any direct financial interest in the Company, or in any Affiliate of the Company; (iii) a customer, supplier or other person who derives more than 10% of its purchases or revenues from its activities with the Company, ElderTrust Operating Limited Partnership or any Affiliate of any of

them; (iv) a person controlling or under common control with any such stockholder, director, officer, employee, partner, customer, supplier or other person; or (v) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other person. As used herein, the following term shall have the following meanings: “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise; “person” means a natural person, corporation or other entity, government, or political subdivision, agency, or instrumentality of a government. The Independent Member shall, in addition to the foregoing, be an entity managed by a board of directors that has two Independent Directors. Notwithstanding the foregoing, an Independent Member may serve in similar capacities for other “special purpose” entities formed by ElderTrust Operating Limited Partnership or any Affiliate thereof.

Lease Agreement: “Lease Agreement” shall mean that certain Lease Agreement, by and between Berks Nursing Homes, Inc., as Tenant, and ET Sub-Berkshire Limited Partnership, as Landlord.

Managing Member: “Managing Member” shall mean ElderTrust Operating Limited Partnership and any successor Managing Member appointed pursuant to this Agreement, each in its capacity as a managing member of the Company.

Member: “Member” shall mean ElderTrust Operating Limited Partnership and any Person hereafter admitted to the Company as a member of the Company as provided in this Agreement, each in its capacity as a member of the Company.

Membership Interest: “Membership Interest” shall mean the limited liability company interest of a Member in the Company, including, without limitation, rights in the capital of the Company, rights to receive distributions (liquidating or otherwise) and allocations of profits and losses. A Member’s Membership Interest shall be expressed as a percentage which shall equal the ratio that the value of the capital contributions made by such Member bears to the capital contributions of all Members.

Obligations: “Obligations” shall mean the indebtedness, liabilities and obligations of the Company under or in connection with this Agreement, the Lease Agreement, the Asset Transfer Agreement or any related document, including, without limitation, any agreement amending, modifying or replacing the aforementioned documents, in effect as of any date of determination.

Person: “Person” shall have the meaning given that term in Section 18-101(12) of the Act.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The parties hereto execute this Agreement for the purpose of setting forth their rights and obligations.

Section 2.2 Certificate of Formation; Foreign Qualification. The Certificate of Formation of the Company was filed of record in the office of the Secretary of State of the State of Delaware on the 18th day of December, 1998, and was amended by the Certificate of Amendment to Certificate of Formation which was filed with the State of Delaware on the 24th day of January, 2001, in accordance with the Act. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Managing Member of the Company shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Managing Member, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Managing Member of the Company, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the qualification of the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business. The Managing Member, John H. Haas and D. Lee McCreary, Jr. are each hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file, or to cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed in the office of the Secretary of State of the State of Delaware.

Section 2.3 No State Law Partnership, Liability to Third Parties. The Member intends that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purpose other than federal and state tax purposes, and that this Agreement not be construed to suggest otherwise. Except as otherwise specifically provided in the Act, no Member shall be liable for the debts, obligations or liabilities of the Company or any other Member, including under a judgment, decree or order of a court. The Member intends that for federal and state income tax purposes the Company is an entity disregarded as separate from the Member and not an association taxable as a corporation pursuant to Section 7701(a)(2) of the Code and the Regulations promulgated thereunder. The provisions of this Agreement shall be applied and construed in a manner to give full effect to such intent. The Member shall not file or cause to be filed any election to have the Company taxed as a corporation pursuant to Section 7701(a)(2) of the Code. If the Company has more than one Member, then to the extent more than one Member is considered a partner for federal income tax purposes, the Company intends to be a partnership for federal and state tax purposes and the Member and the Company shall take all steps necessary, including amending this Agreement, to ensure that the Company complies with the rules applicable to an entity treated as a partnership for federal and state tax purposes.

ARTICLE III

PURPOSES AND POWERS, PRINCIPAL OFFICE, REGISTERED

AGENT AND REGISTERED OFFICE, AND PERIOD OF DURATION

Section 3.1 Purposes and Powers. The nature of business or purposes to be conducted or promoted by the Company is limited to the following activities:

(a) to acquire a membership interest in and act as the general partner of ET Sub-Berkshire Limited Partnership (the “Partnership”) which is engaged solely in the ownership, operation and maintenance of the real estate project known as Berkshire Commons a/k/a Park Lane Commons at Berkshire located in Reading, Pennsylvania (the “Property”) acquired in connection with the Asset Purchase Agreement, pursuant to and in accordance with this Agreement and the Partnership’s Agreement of Limited Partnership; and

(b) to engage in any activity and exercise any powers permitted by the Act that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing, including the management of the Property pursuant to, among other things, the Lease Agreement.

So long as any Obligation is outstanding, the purposes of the Company shall not be amended, modified or supplemented in any respect. The Company shall not engage in any activities other than as permitted by this Section 3.1.

Section 3.2 Principal Office. The initial principal office of the Company is located at 101 East State Street, Suite 100, Kennett Square, Pennsylvania, 19348. The principal office of the Company may be relocated from time to time by determination of the Managing Member.

Section 3.3 Registered Agent and Registered Office. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

Section 3.4 Period of Duration. The term of the Company shall continue in perpetuity, unless the Company is earlier dissolved pursuant to law or the provisions of this Agreement.

ARTICLE IV

MEMBERSHIP AND DISPOSITIONS OF INTERESTS

Section 4.1 Members. Upon execution of this Agreement, ElderTrust Operating Limited Partnership is hereby admitted as a member of the Company. ElderTrust Operating Limited Partnership’s Membership Interest shall be (and so long as any Obligation is outstanding, shall remain) one hundred percent (100%).

Section 4.2 Admission of Independent Member. Notwithstanding anything else to the contrary herein, after the formation of the Company and in accordance with Section 18-301(d) of the Act, the Managing Member may issue an Independent Member Membership Interest equal to (and so long as any Obligation is outstanding, shall remain) zero (0%). The Independent Member, if any, is a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301(d) of the Act, the Independent Member, if any, shall not be required to make a capital contribution to the Company and shall not receive a limited liability company interest in the Company. The Independent Member, if any, may not bind the Company, and the Independent Member, if any, shall have no voting rights other than those expressly granted in this Agreement or as required by any mandatory provision of the Act.

Section 4.3 Elimination of Preemptive Rights. No Member shall be entitled as such, as a matter of right, to subscribe for or purchase interests in the Company of any class, now or hereafter authorized.

Section 4.4 Resignation. Except as otherwise provided in this Agreement, a Member does not have the right or power to resign from the Company as a Member.

Section 4.5 Restriction on the Disposition of the Membership Interest. Except as otherwise expressly set forth in this Agreement, no Member shall Dispose of all or any part of its Membership Interest. The Company shall not recognize, for any purpose, any purported Disposition of all or part of the Member’s Membership Interest or any right or interest appertaining thereto.

Section 4.6 Bankruptcy of the Member. Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

ARTICLE V

CAPITAL CONTRIBUTIONS

Section 5.1 Initial Capital. The Managing Member has contributed cash or property of an agreed value as set forth in the books and records of the Company.

Section 5.2 Additional Contributions. No Member is required to make any additional capital contribution to the Company. A Member (other than the Independent Member, if any) may make additional capital contributions to the Company at any time upon the written consent of such Member. The provisions of this Agreement, including this Section 5.2, are intended solely to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and no Member shall have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 5.3 Return of Contributions. A Member is not entitled to demand the return of any part of its capital contribution, if any, or to payment of interest in respect of either its capital account, if any, or its capital contribution, if any. Except as otherwise expressly set forth in this Agreement, neither the Company nor any Member has any obligation to return the capital contribution of a Member.

ARTICLE VI

PROFITS, LOSSES, ACCOUNTING, TAXES AND DISTRIBUTION

Section 6.1 Allocation of Profits and Losses; Distributions. The Company’s profits and losses shall be allocated to the Managing Member. Distributions shall be made to the Managing Member at the times and in the aggregate amounts determined by the Managing Member. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law. If the Company is intended to be classified as a partnership for federal and state income tax purposes, then prior to the admission of additional members who will be considered partners for federal and state income tax purposes, the Members shall provide (through amendment to this Agreement or otherwise) for the allocation of the Company’s net income and net loss for any taxable year among the Members in proportion to their Membership Interests; provided that such allocation shall be in accordance with the Code and Regulations thereunder (including, without limitation, Section 704(c) of the Code and the Regulations thereunder).

Section 6.2 Books: Fiscal Year: Accounting Terms.

(a) The books of the Company shall be kept on the accrual basis and in accordance with generally accepted accounting principles consistently applied.

(b) The fiscal year of the Company for financial and tax reporting purposes shall end on December 31st of each year, unless otherwise required by law.

Section 6.3 Elections. The Company or the Managing Member on behalf of the Company shall not make an election to be treated as an association taxable as a corporation for U.S. federal income tax purposes or under state or local law.

ARTICLE VII

MANAGEMENT, LIABILITY OF MEMBERS,

RIGHTS TO OBTAIN INFORMATION

Section 7.1 Managing Member. Except as otherwise specifically provided in this Agreement, the Managing Member shall have the authority to, and shall, conduct the affairs of the Company. Notwithstanding anything in this Agreement to the contrary, the Company, and the Managing Member or any officer of the Company on behalf of the Company, is hereby authorized to enter into and perform the Asset Purchase Agreement and the Lease Agreement and any agreement or other document necessary, incidental to or contemplated by the foregoing, and any amendment or supplement to such agreements, without any further act, vote or approval of any Person. The foregoing authorization shall not be deemed a restriction on the power of the Company, and the Managing Member or any officer of the Company, on behalf of the Company to enter into other agreements.

Section 7.2 Independent Member. The Independent Member, if any, shall have the authority set forth in this Agreement. Upon the termination of Asset Purchase Agreement and the Lease Agreement and the repayment of all outstanding Obligations, the Independent Member, if any, shall automatically resign from the Company.

Section 7.3 Action by Independent Member. (a) So long as any Obligation is outstanding, the Company, and any Member or other Person on behalf of the Company, may take the following actions only with the unanimous approval of the Members, including the approval of the Independent Member, if any (including with respect to the Independent Member, the approval of its two Independent Directors):

(i) make an assignment for the benefit of creditors on behalf of Company or any Affiliate of Company;

(ii) file a voluntary petition in bankruptcy or make or commence an insolvency filing or proceeding or any similar filing or proceeding on behalf of Company or any Affiliate of Company;

(iii) file a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation on behalf of Company or any Affiliate of Company;

(iv) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company or any Affiliate of Company in any proceeding of the type described in subclauses (i) through (iii) of this Subsection (a);

(v) seek, consent to, or acquiesce in the appointment of a trustee, receiver or liquidator of the Company or any Affiliate of Company or of all or any substantial part of the Company’s properties or any Company Affiliate’s properties;

(vi) amend this Agreement;

(vii) to the fullest extent permitted by law, voluntarily dissolve and wind up, or consolidate or merge the Company or any Affiliate of Company or sell all or substantially all of the assets of the Company or any Affiliate of Company;

(viii) admit in writing Company’s or any Affiliate of Company’s inability to pay its debts generally as they become due or take any action in furtherance of the foregoing; or

(ix) engage in any business activity not set forth in Section 3.1 of this Agreement.

To the fullest extent permitted by law, the Independent Member, if any, shall not be guilty of breaching any fiduciary duty to any other Member by refusing to consent to any of the above listed actions.

(b) Notwithstanding anything in this Agreement, so long as any Obligation is outstanding (i) the Company may not take any of the actions set forth in subsections (vii) or (ix) of Subparagraph (a) of this Section and (ii) Sections 3.1, 4.6, 7.1, 7.2, 7.3 and 8.1 and Article IX and Article XI of this Agreement may not be amended.

Section 7.4 Officers.

(a) The Company shall have an officer designated as the Company’s President who shall be appointed from time to time by the Managing Member. The President shall be the chief operating officer of the Company. The President of the Company is hereby delegated the power, authority and responsibility of the day-to-day management, administrative, financial and implementive acts of the Company’s business. The President of the Company shall have the right and power to bind the Company and to make the final determination on questions relative to the usual and customary daily business decisions, affairs and acts of the Company. Other primary management functions of the Company shall be assigned by the Managing Member.

(b) The Company also may have officers designated as vice presidents who shall be appointed from time to time by the Managing Member. The vice presidents shall have such powers and duties as may from time to time be assigned to them by the Managing Member or the President. At the request of the President, or in the case of his absence or disability, the vice president designated by the President (or in the absence of such designation, the vice president designated by the Managing Member) shall perform all the duties of the president and when so acting, shall have all the powers of the President. The initial officers of the Company are D. Lee McCreary, Jr., President and John H. Haas, Vice President and Treasurer.

(c) The Managing Member may appoint such other officers as it may deem advisable from time to time. Each officer of the Company shall hold office at the pleasure of the Managing Member, and the Managing Member may remove any officer at any time, with or without cause. If appointed by the Managing Member the officers shall have the duties assigned to them by the Managing Member.

Section 7.5 Indemnification.

(a) General. Except as otherwise provided in this Section 7.5, the Company shall indemnify the Members and the officers of the Company and may indemnify any employee or agent of the Company who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding (whether civil, criminal, administrative, or investigative and whether formal or informal) other than an action by or in the right of the Company, where such Person is a party because such Person is or was a Member, officer, employee, or agent of the Company. Except as otherwise provided in this Section 7.5, the Company shall indemnify its Members against expenses, including, attorney fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Members in connection with an action, suit or proceeding relating to acts or omissions of that Person regarding the items set forth in Section 7.3(b) of this Agreement.

(b) Permissive Indemnification. Except as otherwise provided in this Section 7.5, the Company shall indemnify each Member or officer and may indemnify such employee or agent against expenses, including attorneys fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding. To the fullest extent permitted by law, the Company shall indemnify each Member or officer and may indemnify such employee or agent if the Person acted in good faith and did not engage in willful misconduct or gross negligence. With respect to a criminal action or proceeding, the Person must have had no reasonable cause to believe such Person’s misconduct was unlawful. Unless ordered by a court, any indemnification permitted under this Section 7.5(b) shall be made by the Company only as the Company authorizes in the specific case after (i) determining that the indemnification is proper under the circumstances because the person to be indemnified has met the applicable standard of conduct and (ii) evaluating the reasonableness of the expenses and of the amounts paid in settlement. This determination and evaluation shall be made by a majority vote of the Members who are not parties or threatened to be made parties to the action, suit or proceeding. However, no indemnification shall be provided to any Member, officer, employee, or agent of the Company for or in connection with (i) the receipt of a financial benefit to which the person is not entitled; (ii) voting for or assenting to a distribution to Members in violation of this Agreement or the Act; (iii) a knowing violation of law; or (iv) acts or omissions of such Person constituting willful misconduct or gross negligence.

(c) Mandatory Indemnification. To the extent that a Member, Director, officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of an action, suit, or proceeding described in Section 7.5(a) or in defense of any claim, issue, or other matter in such action, suit or proceeding, such person shall be indemnified against actual and reasonable expenses, including reasonable attorney fees, incurred by such person in connection with the action, suit, proceeding and any action, suit or proceeding brought to enforce such mandatory indemnification.

Section 7.6 Exculpation; Duties.

(a) No Member or officer of the Company shall be liable to the Company or any other Person who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or officer by this Agreement, except that a Member or officer shall be liable for any such loss, damage or claim incurred by reason of such Member’s or officer’s willful misconduct or gross negligence.

(b) To the extent that at law or in equity, the Members or an officer, employee or agent of the Company (each, an “Indemnified Person”) has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, any such Indemnified Person acting under this Agreement shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnified Person.

(c) Whenever in this Agreement the Managing Member is permitted or required to make a decision (i) in its “sole discretion”, or “discretion” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Member, or (ii) in its “good faith” or under another expressed standard, the Managing Member shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

ARTICLE VIII

DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

Section 8.1 Dissolution.

(a) Subject to Section 7.3, the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Managing Member and, so long as any Obligation is outstanding, all other members of the Company, including, without limitation, the Independent Member, if any; (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or (iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.

(b) Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and shall, within ninety days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of such personal representative or its nominee or designee, as the case may be, as a substitute Member, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

Section 8.2 Liquidation and Termination. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act. The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 8.3 Final Accounting. Each of the Members shall be furnished with a statement prepared by the Company’s certified public accountants, which shall set forth the assets and liabilities of the Company as of the date of the complete liquidation. Upon compliance by the liquidator with the foregoing distribution plan, the liquidator shall execute and cause to be filed a Certificate of Cancellation and any and all other documents necessary with respect to termination and cancellation of the Company under the Act. The existence of the Company as a separate legal entity shall continue until the cancellation of its Certificate of Formation.

ARTICLE IX

AMENDMENTS

Section 9.1 Authority to Amend. This Agreement may only be amended with approval of the Managing Member and, so long as any Obligation is outstanding, the prior written approval of the Independent Member, if any, (including, with respect to the Independent Member, the approval of its two Independent Directors). Notwithstanding anything in this Agreement to the contrary, the following provisions of this Agreement may not be amended so long as any Obligation is outstanding: Section 3.1, 4.5, 7.1, 7.2, 7.3 and 8.1, this Article IX and Article XI.

ARTICLE X

POWER OF ATTORNEY

Section 10.1 Power. Each Member irrevocably constitutes and appoints the Managing Member as his true and lawful attorney in his name, place and stead to make, execute, swear to, acknowledge, deliver and file:

(a) Any certificates or other instruments which may be required to be filed by the Company under the laws of the State of Delaware or of any other state or jurisdiction in which the Managing Member shall deem it advisable;

(b) Any documents, certificates or other instruments, including but not limited to, any and all duly adopted amendments and modifications of this Agreement or of the instruments described in Subsection 10.1(a) which may be required or deemed desirable by the Managing Member to effectuate the provisions of any part of this Agreement, and, by way of extension and not in limitation, to do all such other things as shall be necessary to continue and to carry on the business of the Company; and

(c) All documents, certificates or other instruments which may be required to effectuate the dissolution and termination of the Company, to the extent such dissolution and termination is authorized hereby. The power of attorney granted hereby shall not constitute a waiver of, or be used to avoid, the rights of the Members, including the Independent Member, if any, to approve certain amendments to this Agreement pursuant to Subsection 9.1 or be used in any other manner inconsistent with the status of the Company as a limited liability company or inconsistent with the provisions of this Agreement.

Section 10.2 Survival of Power. It is expressly intended by each Member that the foregoing power of attorney is coupled with an interest, is irrevocable and shall survive the death, retirement or adjudication of incompetency of such Member.

ARTICLE XI

SEPARATE LEGAL ENTITY

Section 11.1 Separate Legal Entity.

(a) The Company shall respect and appropriately document the separate and independent nature of its activities, as compared with those of any other Person, take all reasonable steps to continue its identity as a separate legal entity, and make it apparent to Persons that the Company is an entity with assets and liabilities distinct from those of any other Person. Without limiting the foregoing, the Company:

(i) shall maintain a principal executive and administrative office through which its business is conducted separately from those of any other Person, and, to the extent that the Company and any other Persons have offices in contiguous space, there shall be fair and appropriate allocation of overhead costs and expenses related to services performed by any employee of an Affiliate among them, and each such entity shall bear its fair share of such expenses and expenses relating to services;

(ii) shall engage only in those transactions described in Section 3.1 hereof and matters necessarily incident thereto;

(iii) shall have stationery and other business forms and a mailing address and a telephone number separate from that of any other Person;

(iv) shall maintain an arm’s-length relationship with its Affiliates and enter into transactions with Affiliates only on commercially reasonable terms, including without limitation, ensuring that, to the extent that it jointly contracts with any of its Members or Affiliates to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly among such entities and that each such entity shall bear its fair share of such costs and shall ensure that, to the extent that the Company contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods and services are provided and that each such entity shall bear its fair share of such costs;

(v) shall at all times be adequately capitalized in light of its contemplated business; shall at all times provide for its own operating expenses and liabilities from its own funds, shall not allow its funds to be diverted to any other Person or for other than the use of the Company, and shall not, except as may be expressly permitted by agreements of the Company, allow its funds to be commingled with those of any Affiliate of the Company or any other Person;

(vi) shall maintain its assets and transactions separately from those of any other Person, reflect such assets and transactions in financial statements separate and distinct from those of any other Person, evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of any other

Person and to the extent that the books and records of the Company are consolidated with those of any other Person, the fact of such consolidation shall be noted in a footnote to such Person’s books and records;

(vii) shall ensure that all material transactions between the Company and any of its Affiliates shall be only on an arm’s-length basis;

(viii) shall conduct business in its own name and hold itself out to the public under its own name as a legal entity separate and distinct from any other Person, shall act solely in its own name and through its own authorized officers and agents, and no Affiliate of the Company shall be appointed to act as agent by the Company, except as may be expressly permitted by any written agreements of the Company;

(ix) shall ensure that decisions with respect to its business and daily operations shall be independently made by the Company (although the officer making any particular decision may also be an officer or director of any Affiliate of the Company) and shall not be dictated by an Affiliate of the Company;

(x) shall have, if appropriate, U.C.C.-1 financing statements, with respect to all assets purchased from any other Person;

(xi) shall file its own tax returns, if any, or, if it is a member of a consolidated group, will join in the consolidated return of such group as a separate member thereof and shall ensure that any financial reports required of the Company shall comply with generally accepted accounting principles and shall be issued separately from, but may be consolidated with, any reports prepared for any of its Affiliates;

(xii) shall ensure that any tax payments made on the Company’s behalf are allocated appropriately;

(xiii) shall comply with all provisions of this Agreement and shall observe all necessary, appropriate and customary limited liability company formalities;

(xiv) shall maintain its bank accounts separate from any other Person; and

(xv) shall correct any known misunderstanding regarding its separate identity. Failure of the Company or the Managing Member on behalf of the Company to comply with any of the foregoing covenants shall not affect the status of the Company as a separate legal entity or the limited liability of the Members.

(b) The Company shall not:

(i) incur any indebtedness for borrowed money, or assume or guaranty any indebtedness for borrowed money of any other entity, other than any Obligation incurred in connection with Asset Purchase Agreement and the Lease Agreement;

(ii) direct or participate in the management of any other Person’s operations (other than THE PARTNERSHIP), and no other Person shall be permitted to direct or participate in the management of the Company;

(iii) hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for any obligations of any other Person, except as may be expressly permitted in any written agreements of the Company;

(iv) become liable as a guarantor or otherwise with respect to any debt or contractual obligation of any other Person;

(v) make any payment or distribution of assets with respect to any obligation of any other Person or grant any lien, security interest or encumbrance on any of its assets to secure any obligation of any other Person;

(vi) make loans, advances or otherwise extend credit to any other Person, except on an arm’s-length basis, and shall not permit any Affiliate of the Company to advance funds to the Company or otherwise supply funds to, or guaranty debts of, the Company, except as may be expressly permitted by any written agreements of the Company;

(vii) fail to maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(viii) shall not acquire the obligations or securities of its Affiliates;

(ix) shall not identify itself as a division of any other Person; and

(x) file or consent to the filing of any petition to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors, except pursuant to Section 7.3(a) of this Agreement. Failure of the Company or the Managing Member on behalf of the Company, to comply with any of the foregoing covenants shall not affect the status of the Company as a separate legal entity or the limited liability of the Members.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Method of Giving Consent. Any consent of a Member required by this Agreement may be given by a written consent.

Section 12.2 Governing Law. This Agreement and the rights and duties of the Members shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

Section 12.3 Agreement for Further Execution. At any time or times upon the request of the Managing Member, each Member agrees to sign and swear to any certificate, any amendment to or cancellation of such certificate, acknowledge similar certificates or affidavits or certificates of fictitious firm name or the like (and any amendments or cancellations thereof) required by the laws of the State of Delaware, or any other jurisdiction in which the Company does, or proposes to do, business. This Section 12.3 shall not prejudice or affect the rights of the Members to approve amendments to this Agreement pursuant to Section 9.1.

Section 12.4 Entire Agreement; Binding Agreement. (a) This Agreement contains the entire understanding between the parties and supersedes any prior understandings or agreements between them respecting the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement which are not fully expressed.

(b) Notwithstanding anything in this Agreement to the contrary, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Directors, in accordance with its terms. In addition, the Independent Directors shall be intended beneficiaries of this Agreement.

Section 12.5 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the Company does business. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

Section 12.6 Notices. Notices to Members or to the Company shall be deemed to have been given when personally delivered or mailed, by prepaid registered or certified mail, addressed as set forth in this Agreement, unless a notice of change of address has previously been given in writing by the addressee to the addressor, in which case such notice shall be addressed to the address set forth in such notice of change of address.

Section 12.7 Counterparts. This Agreement may be executed in multiple counterparts, each one of which shall constitute an original executed copy of this Agreement.

Section 12.8 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

Section 12.9 Titles and Captions. All titles and captions are for convenience only, do not form a substantive part of this Agreement, and shall not restrict or enlarge any substantive provisions of this Agreement.

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the day and year first above written.

MANAGING MEMBER:

ElderTrust Operating Limited Partnership

By:	ElderTrust, General Partner

	By:	/s/ D. Lee McCreary, Jr.
D. Lee McCreary, Jr.
President and Chief Executive Officer